CONFIDENTIAL TREATMENT REQUESTED(1)

EXCLUSIVE LIMITED PATENT SUBLICENSE AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is made this 25th day of July, 2001 between:

Isocell SA, a French societe anonyme, having its head office at 18 Rue Angelique Verien, 92200 Neuilly, represented by Mr. Francois Vix, President, duly authorized,

AND

Millennium Biotechnologies, a Delaware Corporation, having an office at One Anderson hill Road, Suite 103, Bernardsville, New Jersey, 07924, USA, represented by Mr. Carl Germano, duly authorized.

WITNESSETH

Recitals:

A. Isocell SA has acquired the exclusive rights to a novel combination of oral administrable superoxide dismutase (SOD) and gliadins (SOD/Gliadin) giving the SOD good bioavailability (the "product").

B. On July 26, 2001, Isocell SA will become the owner of United States patent 6,045,809, issued April 4, 2000, entitled Pharmaceutical Compositions Containing a Superoxide Dismutase covering the Product (the "Patent").

C. Millennium Biotechnologies desires to obtain a sublicense under the Patent and the right to purchase, promote, and distribute in the United States and Canada, on an exclusive basis, the Product manufactured pursuant to the Patent for use as a dietary supplement or functional food in the Medical Market (as defined in Article 1).

D. Isocell SA desires to grant, or to cause to be granted, such a sublicense and right to Millennium Biotechnologies, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and conditions hereinafter contained, the parties agree as follows:

----------

(1) "**" indicates portions of this document that have been deleted and have been separately filed with the Securities and Exchange Commission. Confidential treatment requested with regard to these deleted portions.


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1. Definitions

1.1 "Company" shall mean, upon signature of this Agreement, Isocell SA. Following the assignment of rights and delegation of liabilities and obligations provided for in paragraph 2.1, "Company" shall mean Isocell Nutra.

1.2 "Medical Market" shall mean the channel of distribution involving direct sales of nutraceutical (and not pharmaceutical) products:

      o to physicians (or to other companies for resale to physicians) for direct resale to their patients, or

      o through physician prescription for Medicaid/Medicare reimbursement for nutritional/dietary supplements,

to the exclusion of any other channel of distribution.

1.3 "Effective Date" shall mean the date first written above.

1.4 "First Anniversary Date" shall mean September 1, 2002, "Second Anniversary Date" shall mean September 1, 2003, and so on.

1.5 "Year 1" shall mean the period between the Effective Date and the First Anniversary Date, "Year 2" shall mean the period between the First Anniversary Date and Second Anniversary Date, and so on.

1.6 "Contract Year" shall mean the period between the Effective Date and the First Anniversary Date, or the twelve-month period between any two successive Anniversary Dates.

1.7 "Quarter 1," "Quarter 2," "Quarter 3," and "Quarter 4," shall mean respectively the three-month period beginning on September 1, December 1, March 1, and June 1 of any Contract Year.

1.8 "Contract Quarter" shall mean any quarter as defined in paragraph 1.7.

1.9 "Territory" shall mean the United States and Canada, provided, however, that Company shall have the right to withdraw Canada from the Territory if an acceptable business plan for Canada is not presented or market penetration falls considerably short of the business plan. If Millennium Biotechnologies wishes to extend the Territory to include countries other than the United States and Canada for which Company has not already granted conflicting rights, Millennium Biotechnologies shall present a business plan to Company, and the parties shall negotiate in good faith such extension, including increased minimum purchase requirements as provided in Article 15. If an agreement is concluded, the term Territory shall thenceforth refer to all included countries.


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2. Right of Assignment

2.1 Isocell SA intends to create in the very near future a 100% subsidiary to be known as Isocell Nutra, to which it intends to assign its rights and delegate its liabilities and obligation (whether actual or contingent) under this Agreement, and Millennium Biotechnologies hereby consents and agrees thereto. Following such assignment and delegation, and subject to the provisions of paragraph 2.2, Isocell Nutra shall be subrogated and substituted to such rights, liabilities, and obligations, and Isocell SA shall be released and discharged therefrom, whether any such liabilities or obligations arise before or after such assignment, provided, however, that Isocell SA shall remain the owner of rights and shall remain subject to the obligations that arise out of its ownership of the Patent.

2.2 It is understood and agreed that Isocell SA will not assign to Isocell Nutra ownership of the Patent, but it shall grant Isocell Nutra an exclusive worldwide license to exploit the Patent for the nutraceutical market (to the exclusion even of Isocell SA), with the right to grant sublicenses. Notwithstanding any other provision of this Agreement, Isocell SA warrant to Millennium Biotechnologies that the sublicense rights acquired by it will be the same as if Isocell SA had granted a direct license to Millennium Biotechnologies.

3.  Sublicense

3.1 Subject to all of the terms and conditions of this Agreement, Company hereby undertakes to grant to Millennium Biotechnologies, immediately upon Company's acquisition of the worldwide license (described in paragraph 2.2), a sole and exclusive sublicense under th Patent to purchase, sell, and use the Product in the Territory, for use as a dietary/nutritional supplement in the Medical Market.

3.2 Subject to the provisions of paragraph 1.2, Millennium Biotechnologies shall not have the right to grant sub-sublicenses under the patent.

3.3 Millennium Biotechnologies understands and acknowledges that the Product is not a weight- loss product and undertakes never to promote or sell it for such purpose.

4.  Appointment as Distributor

4.1 Subject to all of the terms and conditions of this Agreement, Company hereby appoints Millennium Biotechnologies as its sole and exclusive distributor in the Territory of the Product, for use as a dietary/nutritional supplement in the Medical Market. The rights granted hereunder shall be limited to the right for Millennium Biotechnologies to buy, test, promote, and sell the Product for the use specified.

4.2 Company has informed Millennium Biotechnologies that it intends in the future to develop


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other applications for the Product, in particular pharmaceutical applications to be distributed through channels of distribution other than the Medical Market, and Millennium Biotechnologies understands that any such applications are not included within the rights granted to it hereunder.

5. Analytical Testing

5.1**

5.2**

5.3**

5.4**

6. Prices and Terms

6.1**

6.2**

6.3 For purchase orders submitted after the First Anniversary Date, Company may change the price of the Product by giving Millennium Biotechnologies 60 days' written notice, subject to the following rules:

      o any price changes by Company shall be commercially reasonable in light of the then-current cost and market conditions;

      o if the aggregate price increases during a Contract Year, exceeding 5%, Company shall furnish Millennium Biotechnologies with written evidence of increased costs justifying such increases; and

      o in no event shall the aggregate price increases during a Contract year exceed 10%.

6.4 If any such price changes are not acceptable to Millennium Biotechnologies, it shall so inform Company, and the parties shall in good faith attempt to negotiate a solution. If such negotiations fail, Millennium Biotechnologies may cancel this Agreement on six months' written notice to Company, subject, however, to compliance with the provisions of Articles 15 and 16. Nothing in this Agreement shall be interpreted to preclude Company and Millennium Biotechnologies from mutually agreeing to change prices or terms and conditions of sale at any time.

6.5 Within the range of reasonable technical feasibility, Company shall, upon Millennium Biotechnologies' request, cause to be manufactured and sold to Millennium Biotechnologies other formulations of the Product (in particular with higher or lower concentrations of melon extract/gliadin as compared to maltodextrin or other inactive ingredients). Any such


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

formulations of the product shall continue to be deemed the "Product" for the purposes of this Agreement. Millennium Biotechnologies understands that the development of different formulations may require a certain amount of time, and it agrees to give reasonable notice to Company when it wishes to have a price quote on a new formulation. **

6.6 Millennium Biotechnologies shall be entitled to a volume discount, in the form of a percentage rebate, if its purchases of the Product during a Contract Year exceed the required minimum for that year as provided in Article 15. The percentage rebate shall be agreed upon by the parties, and once agreed, shall be applied retroactively to all purchases made during the year in excess of the minimum. The rebate shall be paid by the issuance by Company of a credit not to be set off against any then outstanding invoice. The credit not shall be issued as soon as possible after the Contract Year's sales figures are final.

6.7 Notwithstanding any other provision of this Agreement (except for that of paragraph 6.8), Company shall grant Millennium Biotechnologies prices and terms no less favorable than those granted to any other customer during the term of this Agreement. If Company enters into any agreement with any customer granting it more favorable prices or terms than those granted to Millennium Biotechnologies, then this Agreement shall be deemed amended to provide such prices or terms to Millennium Biotechnologies, and Company shall promptly give Millennium Biotechnologies any refund or credit thereby created.

6.8 Notwithstanding the terms of paragraph 6.7, Company reserves the right to grant prospective customers or distributors more favorable prices and terms (and even complimentary terms) on small amounts of the product (not exceeding ** kg in total), for testing and research purposes only.

7. Orders

7.1 Before signature of this Agreement, Millennium Biotechnologies placed an order for** kg of Product. Upon signature hereof, Millennium Biotechnologies shall place an additional order for ** kg of Product, thus satisfying its minimum purchase requirement for Quarter 1 of Year 1.

7.2 At least one month before the start of each Contract Quarter, Millennium Biotechnologies shall place a purchase order setting forth th quantity of Product ordered for such quarter. In order to facilitate production, planning, and schedules, Millennium Biotechnologies shall, to the extent possible, place a single order for each Contract Quarter.

7.3 Millennium Biotechnologies is aware of th fact that the production facility for the Product is usually closed for vacation each year between approximately August 15 and 31, and that this may interfere somewhat with production for August and September. Company will use its best efforts to see to it that Millennium Biotechnologies' orders for this period will be filled on time.

8. Forecasts

Based on sales during year 1, the parties shall establish rules, beginning from Year 2, for the


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provision by Millennium Biotechnologies of quarterly sales forecasts.

9. Shipments

9.1 The Product shall be shipped in palletized drums, pallets and drums being covered in shrink- wrapped polyethylene. Company shall be free to choose the size and mixture of drums used and may send one partially filled drum if this can be don without compromising Product quality. Each drum shall contain Product from a single lot and shall clearly indicate the lot number and country of origin.

9.2 It is understood and acknowledged by Millennium Biotechnologies that because of the need to allow for sampling of Product following each production run, and because the manufacturing process does not allow for determining with precision the amount of Product manufactured, there will often be small production overruns, which will be shipped and billed to Millennium Biotechnologies, over and above the amount ordered. As an example, if Millennium Biotechnologies places an order for 300 kg of Product, Company's subcontractor will usually manufacture about 300 kg, in order to allow for sampling. After testing is completed, however, there may remain, say, 316 kg of Product. In such a case, it is possible to ship a partially-filled drum without compromising Product quality, 316 kg will be shipped and billed to Millennium Biotechnologies. (If, however, it is not possible to ship a partially-filled drum without compromising Product quality, then 310 kg will be shipped and billed to Millennium Biotechnologies, and the remaining 6 kg will not be shipped or billed).

9.3 Company shall supply Millennium Biotechnologies with the following documentation with each shipment:

      o     commercial invoice (3 copies);
      o     certificate of analysis;
      o     packing slip; and
      o     delivery receipt.

9.4 The certificate of analysis shall certify the conformity of the raw materials and of the Product. Exhibit 1 sets forth the exact specifications of the Product.

9.5 The target date for placing a shipment in the hands of Millennium Biotechnologies' designated carrier shall be one month after receipt of order.

10. Payments

10.1 Payments shall be made as follows:

         **

10.2     **


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

10.3 Payments shall be made to the following account:

         **

11. Exclusivity


11.1 The rights granted to Millennium Biotechnologies under this Agreement are exclusive to the Medical Market in the Territory. Accordingly, Company shall not:

      o grant any exclusive or nonexclusive rights to sell the Product for use as a dietary supplement or functional food in the Medical Market in the Territory;

      o sell the Product for use as a dietary supplement or functional food in the Medical Market in the Territory;

      o promote the Product in the Territory for use as a dietary supplement or functional food in the Medical Market;

      o sell the Product outside the Territory with actual or constructive knowledge that all or part of it will ultimately be resold in the Territory, either in bulk or as a finished or semi-finished product, and whether as a single ingredient or in a formulated product, for use as a dietary supplement or functional food in the Medical Market; or

      o sell the Product outside the Territory with actual or constructive knowledge that all or part of it will ultimately be transformed in the Territory into a finished or semi-finished product, and whether, as a single ingredient or in a formulated product, for use as a dietary supplement or functional food in the Medical Market.

Company shall impose on its distributors and customers other than Millennium Biotechnologies contractual prohibitions consistent with its obligations under this article.

11.2 In consideration of the foregoing, Millennium Biotechnologies shall not:

      o     sell the Product outside the Territory;

      o     promote the Product outside the Territory;

      o sell or promote the Product within the Territory other than for the Medical Market; or

      o sell the Product within the Territory with actual or constructive knowledge that all or part of it will ultimately be resold in any form other than within the Territory for the Medical Market.


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

12. Commercial Relations

12.1 Company shall forward to Millennium Biotechnologies any inquiries and possible opportunities that it may receive for sales of the Product in the Territory for the Medical Market. Similarly, Millennium Biotechnologies shall forward to Company any inquiries and possible opportunities that it may receive for sales of the Product other than in the Territory for the

Medical Market.

12.2 Neither party shall interfere with the other's relationships with its customers.

12.3 Notwithstanding any other provision of this Agreement, the parties agree that, with regard to other distributors that Company may name outside the Territory or within the Territory for other than the Medical Market, Company may, mutatis mutandis, grant to such distributors rights analogous to those granted to Millennium Biotechnologies hereunder, and it shall impose on such distributors prohibitions and limitations analogous to those imposed on Millennium Biotechnologies hereunder.

13. Distribution and Marketing of the Product

13.1 During the term of this Agreement, Millennium Biotechnologies shall vigorously and actively promote and sell the Product in the Medical Market.

13.2 Each of the parties shall, from time to time during the term of this Agreement, hand over to the other, at no cost, a copy of any marketing, clinical, medical, or other studies that it may have regarding use of the Product as a dietary supplement or functional food.

13.3 Millennium Biotechnologies shall prepare a promotional book (SOD/Gliadin) for the Product, at an estimated cost of not more than $22,000. Company agrees to bear one half of the total cost (but not more than $11,000), to be paid by the issuance by Company of a credit not to be set off against the next due invoice. If Company wishes to have the right to translate and publish such book on its own for use in countries outside the Territory, Dr. Carl Germano shall assist it in negotiating with Kensington Publishing to obtain such right.

13.4 Millennium Biotechnologies shall create, register, and protect within the Territory, one or more trademarks, trade names, and logotypes under which the Product will be promoted and sold within the Territory in the Medical Market. Company may also create a trademark, trade name, or logotype within the Territory, in which case it may require Millennium Biotechnologies also to use the same in the promotion and sale of the Product hereunder.

13.5 Millennium Biotechnologies shall maintain an inventory of the Product in amounts deemed necessary and reasonable by Millennium Biotechnologies in its own designated warehouse in the Territory. Millennium Biotechnologies shall determine this inventory on the basis of the requirements of its forecasts. Under no circumstances shall Millennium Biotechnologies


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

maintain an inventory of the Product outside the Territory.

13.6 Millennium Biotechnologies shall ensure that consumer packages of the
Product:

      o     include disclosure of the Patent; and

      o specify a maximum daily dosage of 500 IU and contain a warning against use by children under 12 years of age or by anyone who is gluten-intolerant.

Under no circumstances shall any claim for weight loss be made.

13.7 Millennium Biotechnologies shall from time to time during the term of this Agreement give Company:

      o a copy of its business plans (including any modifications thereof) for the Territory, for information only; and

      o one sample of each consumer package in which the Product is sold, for marketing and promotion purposes.

13.8 Company shall give Millennium Biotechnologies at least 90 days' prior written notice of its intention to distribute any other products for use as a dietary supplement or functional food in the Territory in the Medical Market. The parties may negotiate a distribution agreement for such other products, but either party is free to refuse to negotiate or sign such an agreement.

14. Representation of Other Companies and Products

During the term of this Agreement, Millennium Biotechnologies shall have the right to engage in other businesses and to distribute or represent other products manufactured by companies other than Company even if such products are similar to the Products and are used in lieu thereof.

15. Minimum Purchase Requirements

15.1 Minimum purchase requirements are defined in terms of Contract years and Contract Quarters and are set out in Exhibit 2.

15.2 A purchase shall be deemed made when the order is placed, subject to subsequent full payment of the purchase price.

16. Failure to Meet Minimum Purchase Requirements

16.1 Subject to the provisions of paragraph 16.2, if at the close of any Contract Quarter Millennium Biotechnologies has not purchased the required minimum of the Product for such quarter, Company may at its option:


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

      o terminate this Agreement by written notice given within one month after the close of the Contract Quarter in question, effective immediately, in which case Millennium Biotechnologies shall have the right to sell existing inventory at normal process for a period of three months after issuance of such notice; or

      o transform the Agreement into a nonexclusive on for the remainder of the term (in which case minimum purchase requirements shall no longer apply).

16.2 Millennium Biotechnologies may avoid the application of paragraph 16.1 by immediately paying to Company a liquidated amount equal to 50% of the purchase price, FOB France, that would have been charged on the shortfall for the Contract Quarter in question. In consideration for such payment, Company shall waive its right to make any claim for failure to meet the minimum.

17. Subcontracting

Company has subcontracted the manufacture of the Product to Innovia, 175, rue de Coureilles, 17042 la Rochelle Cedex 01, France, but it reserves the right to manufacture the Product itself or to appoint additional or other subcontractors. Company shall not be relieved of its responsibilities hereunder by virtue of any such subcontracting.

18. Disclosure of Confidential Information

18.1 Millennium Biotechnologies and Company agree that their relationship shall be one of trust and confidence, and in that spirit each agrees to furnish to the other such information, including confidential information, as may be strictly necessary for the performance of this Agreement. Such information may include, but is not necessarily limited to, information pertaining to the nature and operation of its business, pricing, customers, and requirements of particular customers.

18.2 The parties agree that each shall not, during or after the term fo this Agreement, in whole or in part, disclose any of the confidential information described in paragraph 18.1 to any third party for any reason or purpose whatsoever; nor, except as contemplated by this Agreement, shall it make use of any such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. Each party shall take all necessary steps to advise its relevant employees and agents of such party's confidentiality obligations and to enforce compliance with such obligations vis- a -vis such employees and agents.

18.3 The provisions of this article shall not apply to information that is or becomes publicly available, other than as a result of a breach of this article by the recipient, nor shall it apply to information that is developed by the parties mutually, for example pursuant to Article 4.

18.4 Either party may make any disclosures required by law, provided they give the other party


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

as much advance notice as is reasonably practical and an opportunity to seek a protective order.

18.5 This article shall survive the termination of this Agreement.

19. Term; Termination

19.1 **

19.2 Notwithstanding the foregoing, a party may immediately and automatically (de plein droit) terminate this Agreement by giving written notice of the same to the other party if:

      o the other party becomes insolvent, is adjudicated, bankrupt, or makes an assignment for the benefit of creditors, or if a voluntary or involuntary petition in reorganization, bankruptcy, or liquidation (in France: redressement judiciaire or liquidation judiciaire) is filed against it and not set aside or terminated within 30 days of filing;

      o a substantial change in the control or management of the other party occurs; or

      o the other party breaches this Agreement, and such breach is not cured within 30 days after the breaching party has been given written notice thereof by the non breaching party, in which the latter states its intention to invoke its termination right under this paragraph.

19.3 Upon termination of this Agreement for any reason, Millennium Biotechnologies may, during a period of six months (three months if termination is pursuant to Article 16), sell all of the Product that remains in its inventory, on normal conditions and prices but on a non exclusive basis. In such case, the terms of this Agreement shall remain in full force and effect mutatis mutandis, in order to permit the orderly sale of the Product during such period.

20. Quality of Product; Inspection; Claims

20.1 The Product shall meet the specifications agreed upon in writing. Millennium Biotechnologies shall have the right to have Product analyzed at its expense by an independent laboratory within 15 business days from the date of release by United States Customs and the Food and Drug Administration, in order to determine whether or not it meets the specifications.

20.2 Millennium Biotechnologies shall be deemed to have waived its right to return a shipment of the Product if it does not give Company written notice of its election to return the same within 15 business days from the date of a shipment's release by United States Customs and the Food and Drug
Administration.

20.3 If the analysis by the independent laboratory indicates that all or any part of a shipment of Product does not meet the specifications, Millennium Biotechnologies shall promptly inform Company and give it a copy of the test report. Company shall have the right to have a second


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

analysis performed by another independent laboratory at Company's expense.

20.4 If such second analysis also indicates that all or part of the Product is non conforming, or if Company does not have a second analysis performed, Millennium Biotechnologies shall have the right to return the non conforming portion of the Product to Company, at Company's expense, and Company shall reimburse Millennium Biotechnologies or grant it a credit for the cost of al transportation, insurance, and duty incurred by it, provided, however, that in lieu of return Company may instruct Millennium Biotechnologies to destroy the non conforming portion of the Product at Company's expense.

20.5 If the second analysis indicates that the Product is conforming, a third analysis shall be performed by a third independent laboratory mutually agreed upon, the decision of which shall be final. If the third analysis indicates that all or part of the Product is non conforming, the expenses of the third analysis shall be paid by Company, and the return and refund rules of paragraph 20.4 shall apply. If all of the Product is found to be conforming, the expenses of the third analysis shall be paid by Millennium Biotechnologies, and no return shall be allowed.

21. Insurance

Company shall obtain product liability insurance coverage for sales in the United States.

22. Patent; Waiver of Challenge by Millennium Biotechnologies

22.1 Isocell SA represents and warrants to Millennium Biotechnologies that as of July 26, 2001, it will be the owner as assignee of the Patent, and it further represents and warrants that immediately after incorporation of Isocell Nutra, Isocell SA will grant to Isocell Nutra the license rights described in paragraph
2.2 In consideration thereof, Millennium Biotechnologies hereby waives its right:

      o to challenge the validity, scope, or term of the Patent in any manner, now or in the future, or

      o to obtain a modification or termination of the Agreement if the Patent is challenged, successfully, or otherwise, by a third party, except to the extent that such a challenge establishes that Company is not the owner of the Patent.

22.2 Isocell SA shall indemnify and hold Millennium Biotechnologies harmless from all claims, loss, and damages (including reasonable attorneys fees) arising from any allegations that its distribution of the Product in the Medical Market in the Territory infringes on such third party's patent or other rights, provided however, that Isocell SA shall direct and be responsible for the defense of such claims, including choice of all counsel.

23. Taxes


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

23.1 Company shall pay and be responsible for all taxes, assessments, fees, charges, and penalties (collectively, "Taxes") levied by France or any political subdivision thereof arising out of the operations contemplated by this Agreement, provided, however, that Company shall not be responsible (and Millennium Biotechnologies shall be responsible) for any Taxes based on th gross or net income of Millennium Biotechnologies or the value of any real or personal property owned by Millennium Biotechnologies. Millennium Biotechnologies shall not create or permit the creation of a permanent establishment (as such term is used in the United States-France tax treaty) in France or create or permit the creation of a subsidiary or other controlled entity in France.

23.2 Millennium Biotechnologies shall be responsible for all Taxes levied by any country in the Territory or any political subdivision thereof; provided, however, that Millennium Biotechnologies shall not be responsible and Company shall be responsible) for any Taxes based on the gross or net income of Company or the value of any real or personal property owned by Company.

24. Resolution of Disputes

24.1 Any controversy arising hereunder shall be settled by ad hoc arbitration by a single arbitrator. The place of arbitration shall be Paris. English shall be the governing language, and the arbitrator shall be fluent in such language.

24.2 The parties shall appoint the arbitrator by mutual agreement. Failing agreement, either party may petition the Paris Commercial Court to appoint an arbitrator.

24.3 The arbitrator shall be empowered to determine each and every issue relating to the controversy or claim including whether the controversy or claim is subject to arbitration.

24.4 The arbitration shall be governed by the commercial arbitration rules promulgated by the International Chamber of Commerce of Paris, when not inconsistent with this Agreement.

24.5 Each party shall be entitled to discovery that must be completed within 45 days of the date the arbitrator is appointed (unless extended by the arbitrator for good cause). Discovery shall be limited to the inspection and copying of documents within 15 days after a written request therefore, and oral depositions at which reasonable document production may be required.

24.6 The arbitrator shall make all decisions concerning issues submitted to him but shall not have power to act as amiable compositeur. He may decide to act on written submissions only, or in addition schedule one or more hearings. He shall file a written determination making the award and stating findings of act and conclusions of law as to all relevant issues submitted to arbitration, but his decision shall be subject to court review only in the cases specified by Article 1502 of the French New Code of Civil Procedure.

24.7 Judgment upon the award rendered by the arbitrator may be entered in any court having


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

jurisdiction.

24.8 Costs of an individual party shall be borne by that party. Except as the arbitrator may otherwise decide, common fees and costs of the arbitration and the arbitrator shall be borne equally by the parties.

24.9 The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's direct proven damages.

25. Applicable Law; Jurisdiction

25.1 This Agreement shall be governed by the laws of France.

25.2 The courts of France and New Jersey shall have jurisdiction to review (to the extent authorized by paragraph 24.6) and to enforce any arbitral award issued pursuant to Article 24.

26. Notices

26.1 Any notices required by this Agreement shall be transmitted to a party by registered or certified mail, return receipt requested, overnight mail, telecopy or personal delivery, and sent to the address of such party as set forth at the head of this Agreement, or to any other address that such party may hereafter specify by written notice given in accordance with this article. With respect to registered or certified mail, notice shall be deemed given one week after it is mailed postage prepaid. Notice by overnight delivery, telecopy or personal delivery, shall be deemed given when received at the address or telecopier designated by the addressee (a receipt issued by an overnight delivery carrier or printed by the sender's telecopier shall be deemed prima facie evidence of delivery for purposes of this paragraph.

26.2 Notices to Company shall be marked for the attention of Mr. Francois Vix, and those to Millennium Biotechnologies for the attention of Mr. Carl Germano.

27. Force Majeure

Neither party hereto shall incur any liability to the other, for damages or otherwise, arising out of, relating to, or on account of their inability to perform their obligations under this Agreement, if such inability to perform is occasioned by force majeure.

28. References

Unless the context otherwise requires, references to articles and paragraphs are references to articles and paragraphs of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly elected and authorized officers, and their corporate seals affixed hereto, as of the day and


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

year first above written.

Done in two copies

Isocell SA                                         Millennium Biotechnologies


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

                                    EXHIBIT 1
                                    ---------

                              ANALYSIS CERTIFICATE
                              --------------------

**

                                    EXHIBIT 2
                                    ---------

                          Minimum Purchase Requirements

**

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